The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com
Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

The Cincinnati Insurance Company Launches
National Advertising Campaign

Cincinnati, March 9, 2015 - Cincinnati Financial Corporation (Nasdaq: CINF) announced today that its lead insurance subsidiary, The Cincinnati Insurance Company, launched its first-ever national television commercial to support its property casualty and life insurance operations.
Airing on cable networks like Fox News, Fox Business, CNN and HLN, the commercial introduces consumers within and beyond the company’s 39-state operating territory to one of the most trusted financial brands in the insurance industry. By raising its public profile, the company supports the efforts of independent agents who represent it to convey the value created by the partnership between Cincinnati and their agency to clients and prospective clients. The national television presence is complemented by targeted digital advertising and a strong social media presence focused on providing content that independent agents can share on their own sites.
The 30-second television commercial features a trusting partnership between a business owner and his insurance agent, illustrating Cincinnati’s belief that Actions Speak Louder in Person™. Since 1950, Cincinnati Insurance has conducted business person to person, placing field representatives in local communities to serve agents and their clients.

J.F. Scherer, executive vice president and chief insurance officer, commented, "The new advertising campaign shares with consumers what we’ve believed to be true for 65 years. They benefit from building a relationship with a local insurance agent who understands their specific needs. We’ve carefully selected the best independent agents and partnered with them to deliver Everything Insurance Should Be® to the people and businesses in their communities.

“Taking our advertising to a national level this year lets us contribute to the success of our independent agency partners across the country. We’ll reach millions of prospective clients, asking them to ‘Find an Agency’ on cinfin.com.”

Link to the commercial: https://vimeo.com/121133841

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                    6200 South Gilmore Road
Cincinnati, Ohio 45250-5496        Fairfield, Ohio 45014-5141

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